U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 11, 2008
AMERICAN POST TENSION, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other of jurisdiction incorporation)	000-50090 (Commission File Number)	13-3926203 (I.R.S. Employer Identification No.)

1179 Center Point Drive, Henderson, NV	89074

(Address of principal executive office)	(Zip Code)
Registrant’s telephone number, including area code: (702) 565-7866

Former Name or Former Address, if Changed Since Last Report
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review
     On April 11, 2008, the Board of Directors of American Post Tension, Inc. (the “Company”) concluded that (i) the interim financial statements of the Company included in the Company’s Quarterly Report on form 10-Q filed August 14, 2007 (and as amended in Amendment No. 1 to such Report, also filed on August 14, 2007), and (ii) the interim financial statements of the Company included in the Company’s Quarterly Report on form 10-Q filed November 14, 2007 should no longer be relied upon and should be restated as described herein.
     Our Board has determined that the financial statements included in the Quarterly Reports identified above must be restated to accurately reflect the expense related to stock-based compensation prior to or related to the Merger described below. On December 28, 2006, Magic Communications, Inc. (“Magic”) entered into a Memorandum of Understanding with Post Tension of Nevada (“PTNV”), which became firm and was announced in a Current Report on Form 8-K, filed with the SEC on February 20, 2007. On April 12, 2007, a Current Report on Form 8-K filed with the SEC reported the completion of the definitive Agreement and Plan of Merger (the “Merger Agreement”) with PTNV and PTNV Acquisition Corp, a Florida corporation and a wholly-owned subsidiary of Magic (“Acquisition Corp.”). The Merger Agreement provided that, upon the terms and subject to the conditions set forth in the Merger Agreement, Acquisition Corp. would merge with and into PTNV (the “Merger”). As a result of the Merger, PTNV became a wholly-owned subsidiary of Magic. Each outstanding share of PTNV common stock was converted into the right to receive 10,160.064 shares of Magic’s common stock as set forth in the Merger Agreement. Subsequent to the Merger, Magic changed its name to American Post Tension, Inc. (“APTI”) on September 24, 2007.
     PTNV and Magic issued shares of their common stock to consultants and advisors prior to the consummation of the Merger. Including the shares issued by Magic to the PTNV consultants in exchange for their shares of PTNV, Magic issued 5,325,840 shares of common stock to consultants. In addition, PTNV issued 10 shares of common stock to employees prior to the consummation of the Merger that were converted into 101,600 shares of the Company upon the consummation of the Merger.
     The 5,325,840 shares of common stock and 101,600 shares of common stock were originally valued at $0.16 per share. On November 30, 2007, our Board of Directors created a Special Committee comprised of the two independent directors to work with the Company’s then-current Chief Financial Officer to conduct a voluntary, internal review of the Company’s recording and valuation of the stock issued to employees and consultants prior to or related to the Merger. The Special Committee retained outside counsel and a valuation expert to assist with this review. Based on the final report issued by the Company’s retained valuation expert, the Special Committee made a preliminary determination that the prior valuation of $0.16 per share recorded by the Company should be adjusted to a revised fair market value of $0.36 per share. Following that preliminary determination, the Board of Directors reviewed the valuation expert’s report with the Company’s independent accountant and, as a result of that review, determined that the valuation recorded by the Company should be adjusted to a revised fair market value of $0.59 per share (the trading price of the Company’s common stock on April 12, 2007, the date that the Merger was closed, less a 10% discount), in accordance with SEC guidelines, as recommended by the Company’s independent accountant for financial reporting purposes. The additional expense of $0.43 per share of common stock issued results in an additional non-cash compensation expense of $2,333,799 during the three months ended June 30, 2007. Compensation expense is recorded in accordance with Statement of Financial Accounting Standards No. 123(R) (revised) “Share-Based Payment” (“SFAS No. 123(R)”).
     All of the foregoing charges were non-cash charges and had no impact on our reported net sales or cash or cash equivalents. There was no effect upon the balance sheet accounts as reported in the 10-Q for the three months ended June 30, 2007 filed on August 14, 2007 (as amended in Amendment No. 1 thereto, also filed on August 14, 2007).
     As a result of the findings of the committee, our Board of Directors concluded that we needed to amend the Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 filed on August 14, 2007

(and as amended in Amendment No. 1 thereto, also filed on August 14, 2007) to restate our condensed consolidated financial statements for the quarter ended June 30, 2007 and the related disclosures. Our Board also concluded that we needed to amend the Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 filed on November 14, 2007 to restate our condensed consolidated financial statements for the quarter ended September 30, 2007 and the related disclosures. We intend to file amendments to those Quarterly Reports on Form 10-Q during the second half of April, 2008.
     As disclosed above, the Company and the Board of Directors discussed the matters disclosed in this Item 4.02(a) with the Company’s independent accountant.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereto duly authorized.

American Post Tension, Inc.
Date: April 17, 2008	By:	/s/ Edward Hohman
Name: Edward Hohman
Chairman and Chief Executive Officer

3